News release: Immediate
August 28, 1998

J.P. MORGAN DISCLOSES RUSSIAN EXPOSURE

J.P. Morgan said today that its exposure to the Russian Federation at August 27 was approximately $160 million.
This comprises credit and settlement exposure to Russian counterparties of $70 million, including the full notional amount of foreign exchange contracts, and net trading assets of $90 million. In addition, Morgan has provided financing to non-Russian institutional investors and investment funds to invest in Russian assets. These financings are substantially supported by cash and U.S. Treasury collateral.

J.P. Morgan also said that, because of unsettled financial markets globally and notably events in Russia, trading revenues (including trading-related net interest income) for the quarter to date are approximately $300 million. This amount includes losses from write-downs of Russian trading assets, partially offset by gains in other emerging markets, and lower revenues from trading activities in developed markets.